EXHIBIT 10.15

MASTER EMPLOYMENT AGREEMENT

This Amended and Restated Master Employment Agreement (this “Agreement”) is made and entered into this 31st day of December, 2008 by and between Invesco Ltd. (hereinafter, the “Company”), Invesco Holding Company Limited (formerly “INVESCO PLC”) and Mr. Martin L. Flanagan (hereinafter, “Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

WHEREAS, Invesco Holding Company Limited and Executive are parties to a Master Employment Agreement (the “Original Employment Agreement”) and a Global Partner Agreement (the “Global Partner Agreement”), both dated as of July 28, 2005;

WHEREAS, the parties now desire to enter into this Amended and Restated Master Employment Agreement that shall supersede the Original Employment Agreement; and

WHEREAS, the parties hereto desire to incorporate certain provisions of the Global Partner Agreement into this Agreement and terminate the Global Partner Agreement upon entering into this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Effective Date. The effective date of this amendment and restatement (the “Effective Date”) is December 31, 2008, except as otherwise set forth herein.

2.         Employment. Executive acknowledges and agrees to continue to serve as the President and Chief Executive Officer of the Company. In his capacity as President and Chief Executive Officer of the Company, Executive shall have the responsibilities listed on the Terms of Reference (attached hereto as Appendix A) for such position as provided in the Company’s Corporate Governance Manual. Executive acknowledges that the Company may amend the Terms of Reference from time to time as the Board of Directors of the Company (the “Board”) deems necessary or desirable in order to comply with applicable law, regulation, order, or written guidance issued by a governing authority, securities exchange or similar organization. In his capacity as President and Chief Executive Officer of the Company, Executive will report directly to the Board.

3.         Employment Period. Unless earlier terminated herein in accordance with Section 6 hereof, Executive’s employment hereunder shall be for a four-year term, commencing on August 1, 2005 (the “Employment Date”), subject to Section 10 of this Agreement (the “Initial Employment Period”); provided, however, that the term of employment shall be automatically extended beyond the Initial Employment Period, subject to the same terms, conditions and limitations as provided herein, for an additional one year period on the fourth anniversary of the Employment Date and on each such anniversary date thereafter (each, an “Additional Term”) unless, not later than 90 days prior to any such anniversary, either party to this Agreement shall have given written notice to the other that Executive’s employment under this Agreement shall not be extended or further extended. The Initial Employment Period and the Additional Terms, if any, are hereinafter collectively referred to as the “Employment Period.”

4.         Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Board, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement. It is expressly understood and agreed that the continued conduct by Executive of such activities, as listed on Appendix B, shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities hereunder.

5.	Compensation and Benefits.

(a)       Base Salary. During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $790,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time.

(b)       Compensation. During the Employment Period, the following shall apply:

(i)        Bonus Cash Compensation. During the Employment Period, Executive will have the opportunity, based on the achievement of certain performance criteria, as mutually determined by the Compensation Committee of the Company and Executive, to receive annual bonus cash compensation awards having a maximum value of U.S. $4,750,000 per year (the “Reference Bonus”), appropriately pro-rated for any periods consisting of less than a full year.

(ii)       Short- and Long-Term Equity Compensation. Executive received certain short- and long-term equity compensation awards pursuant to the Original Employment Agreement and nothing in this Agreement is intended to affect such awards. In addition, during the Employment Period, Executive will have the opportunity, based on the achievement of certain performance criteria, as mutually determined by the Compensation Committee of the Company and Executive, to receive annual short- and long-term equity compensation awards.

(c)	Benefits.

(i)        Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be eligible to participate in all incentive, savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to the most senior officers and employees of the Company based in the United States (the “US Senior Management”) and subject to the terms and conditions thereof.

(ii)       Executive Deferred Compensation. During the Employment Period, Executive will be eligible to participate in all aspects of the Company’s deferred compensation program, including the deferral of salary, bonuses and other incentives, as in effect at any time during the Employment Period, as provided generally to other US Senior Management, and subject to the terms and conditions thereof.

(iii)      Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s spouse and dependant(s), as the case may be, shall be eligible for participation under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other US Senior Management, and subject to the terms and conditions thereof.

(iv)      Fringe Benefits and Perquisites. During the Employment Period, Executive shall be eligible to receive fringe benefits and perquisites provided generally to other US Senior Management.

(v)       Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company provided generally to other US Senior Management.

(vi)      Business Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company applicable generally to other US Senior Management.

6.	Termination of Employment.

(a)       Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment hereunder. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board in good faith, to perform the essential functions of his regular duties and responsibilities, with reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of one hundred eighty (180) days in any twelve-month period. At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive or his personal representative, and the Company. In the event that such independent certification (if so requested by Executive) does not support the Board’s determination that Executive is Disabled pursuant to the terms of this Agreement, Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

(b)       Termination by the Company. The Company may terminate Executive’s employment hereunder during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)        the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Compensation Committee of the Board of Directors of the Company which specifically identifies the manner in which such Committee believes that Executive has not substantially performed Executive’s duties, or

(ii)       the willful engaging by Executive in illegal conduct or gross misconduct which is materially injurious to the Company, including, without limitation, any conviction of, or plea of nolo contendere to, a crime that constitutes a felony, or

(iii)      the willful and continued material violation of written Company policies or procedures by Executive, after a written demand for substantial compliance with such policies or procedures is delivered to Executive by the Compensation Committee of the Board of Directors of the Company which specifically identifies the manner in which such Committee believes that Executive has not substantially complied with the same, or

(iv)	Executive’s bankruptcy or insolvency, or

(v)       any act or omission by Executive which could lead to his being prohibited, pursuant to Section 9 of the Investment Company Act of 1940, from serving in the capacity provided for in this Agreement.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was legal, proper, and in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the

Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of the Company at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct giving rise to Cause as defined above, and specifying the particulars thereof in detail.

(c)       Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean any of the following events occurring during the Employment Period:

(i)        without the written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Employment Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive;

(ii)       a reduction by the Company of Executive’s Base Salary as in effect on the Employment Date or as the same may be increased from time to time, a reduction by the Company of Executive’s maximum achievable Reference Bonus, or failure of Executive to be eligible for short- or long-term equity compensation pursuant to the 2008 Global Equity Incentive Plan or any successor plan;

(iii)      the Company’s requiring Executive, without his consent, to be based at any office or location other than Atlanta;

(iv)      any failure by the Company to comply with and satisfy Section 13(c) of this Agreement; or

(v)       the failure of the Board to re-nominate Executive for election as a director of the Board from time to time during the Employment Period.

Good Reason shall not include Executive’s death or Disability. The Company shall have an opportunity to cure any claimed event of Good Reason within 30 days after written notice from Executive. The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected. In the event of such cure any Notice of Termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.

(d)       Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of

Termination to the other party hereto given in accordance with Section 15(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e)       Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein; or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

(f)        Cooperation. For the period beginning on Executive’s Date of Termination and ending on the second anniversary thereof (the “Cooperation Period”), Executive agrees that he will cooperate with and provide assistance to the Company regarding any or all of the following, as long as said services to be rendered by Executive shall not materially impede his ability to meet any obligations or duties he may have with his then current employer or company: (i) the transition of ongoing matters relating to the business of the Company, as may be reasonably requested by the Company from time to time; (ii) any litigation or criminal, civil or administrative proceeding, whether currently pending or filed during the Cooperation Period, arising out of or relating to matters about which Executive has knowledge or in which Executive may be identified or called as a witness by any party; and (iii) such other services as the Company may reasonably request. Such cooperation and assistance includes, without limitation, attendance at meetings with Company representatives or the Company’s legal counsel (or both) upon reasonable notice and at mutually convenient times and places, provision of complete and truthful information in response to any inquiries of the Company and/or its counsel, full disclosure and production of all documents and things that may be relevant to any such matters (regardless of any express inquiry by the Company or its counsel), and attendance as a witness at depositions, trials or similar proceedings upon reasonable advance notice. In no event shall Executive be required to provide services under this Section 6(f) at a level that would prevent a Separation from Service as defined in Section 15.

In consideration for Executive’s services during the Cooperation Period, the Company shall pay Executive at an hourly rate of compensation commensurate with his Base Salary as of his Date of Termination for any services performed by Executive on behalf of the Company in connection with this Section 6(f). In addition to and notwithstanding the foregoing, the Company will reimburse Executive for all out-of-pocket expenses reasonably incurred by Executive in the performance of his duties hereunder during the Cooperation Period.

Executive shall immediately notify the Company of any formal or informal inquiry or request for information directed to Executive by any third-party that in any way relates to Executive’s employment by the Company or any aspect of the Company’s business operation.

7.	Obligations of the Company upon Termination.

(a)       Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then the Executive shall be entitled to the payments and benefits described below in this Section 7(a), provided, Executive executes, and does not revoke, a General Release of all Claims in substantially the form used by the Company generally with respect to US Senior Management terminating employment under such conditions.

(i)        The Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued vacation pay to the extent not theretofore paid, and (3) unless Executive has a later payout date required in connection with the terms of a deferral plan or agreement, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii)       The Company shall pay to Executive, in a lump sum in cash 60 days after the Date of Termination the product of (x) three and (y) the sum of (A) the Base Salary, and (B) the Reference Bonus; and

(iii)      Effective as of the Date of Termination, immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted share award, restricted share unit award and other equity-based award and performance award issued to Executive and outstanding as of the Date of Termination; and

(iv)      To the extent that Executive elects to continue medical benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide continuation of medical benefits in effect as of the Date of Termination for Executive, his spouse and his covered dependents under the group health plan then in effect for US Senior Management for a period of 18 months following the Date of Termination, and, if so elected by Executive, for an additional period of 18 months after the expiration of such coverage period (the “Extended Coverage Period”) or, at the Company’s election, under a group or individual policy providing coverage that is substantially comparable to the coverage in effect as of the Date of Termination. The Executive shall be obligated to pay the fair market cost for such coverage. Commencing the month after the Date of Termination, the Company shall pay to Executive, on a monthly basis in advance, an amount equal to 150% of the applicable monthly premium for COBRA coverage for the level of coverage in effect for Executive, his spouse and dependents as of the Date of Termination. The obligation of the Company to pay Executive such monthly amounts shall terminate at the end of the Extended Coverage Period, or if earlier, with respect to the month following the date Executive has obtained other employment if Executive and his dependents are covered by health care coverage provided by the new employer; and

(v)       The Company shall pay to Executive in a lump sum in cash within 60 days after the Date of Termination an amount equal to the product of (x) Executive’s Reference Bonus and (y) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Prorated Bonus”); and

(vi)      To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other vested amounts or benefits required to be paid or provided or which Executive is entitled to receive under any plan, program, policy or practice of the Company that is applicable to Executive by its terms (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding any provision to the contrary contained herein or otherwise, the Company’s obligation to continue to provide any of the benefits described above shall immediately cease and shall be permanently forfeited, if it is determined by a Court of competent jurisdiction that Executive has breached any of the restrictive covenants contained in Appendix C hereof.

(b)       Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the Company shall provide payment of Accrued Obligations, the Prorated Bonus and the timely payment or provision of Other Benefits. Accrued Obligations and the Prorated Bonus shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.

(c)       Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, the Company shall provide payment of Accrued Obligations, the Prorated Bonus and the timely payment or provision of Other Benefits. Accrued Obligations and the Prorated Bonus shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(c) shall include, without limitation, and Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Executive and his covered dependents on the Date of Termination.

(d)       Cause or Voluntary Termination without Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, Executive’s employment under this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

(e)       Indemnification. During the Employment Period, Executive will have the same director and officer liability insurance coverage as is provided generally to other US Senior Management and directors and shall be subject to the indemnity provisions of the Company’s governing documents, which the Company intends to be the widest indemnity permitted under applicable law.

8.         Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

9.	Certain Additional Payments by the Company.

Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto), and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make the Gross-Up Payment under this Section 9 shall not be conditioned upon Executive’s termination of employment.

Subject to the provisions of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or the Accounting Firm declines or is unable to serve, Executive may appoint another nationally recognized certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall furnish Executive with a written opinion (“Opinion”) that reporting an amount of Excise Tax or the failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be remitted by the Company to the Internal Revenue Service or any other applicable taxing authority (“Taxing Authority”) within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year after the Executive’s taxable year in which the Excise Tax on a Payment is remitted to the applicable Taxing Authority. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to the provisions of this Section 9 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than December 31 of the year after the year in which the Underpayment is determined to exist.

Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Executive under this Section 9 except to the extent the Company is materially prejudiced in the defense of such claim as a direct result of such failure. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(a)       give the Company any information reasonably requested by the Company relating to such claim;

(b)       take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive;

(c)       cooperate with the Company in good faith in order to effectively contest such claim; and

(d)       permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, employment tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs Executive to pay such claim and sue for a refund, the Company shall remit the amount of such payment the Taxing Authority on behalf of Executive as an additional payment (“Supplemental Payment”) (subject to possible repayment as provided in the next paragraph) an amount that will hold Executive harmless, on an after-tax basis, from any Excise Tax, employment tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect thereto; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment or Supplemental Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by Executive of an amount provided by the Company pursuant to the foregoing provisions of this Section 9, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company complying with the requirements of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

The following terms shall have the following meanings for purposes of this Section 9.

(i)        “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)       A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

10.       Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete, or covenant not to solicit customers or clients, with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

11.       Restrictions on Conduct of Executive. The Company and Executive specifically acknowledge that Executive shall be required to comply with the restrictive covenants set forth in Appendix C hereof.

12.	Assignment and Successors.

(a)       This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.       Full Settlement; Resolution of Disputes.           The Company agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest by the Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any such payment pursuant to this Agreement), but only if Executive is the prevailing party on at least one material issue raised in the enforcement proceeding.

14.	Miscellaneous.

(a)       Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this

Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Entire Agreement; Termination of Global Partner Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes the Original Employment Agreement and any other agreement between the parties with respect to the subject matter hereof. The parties hereto specifically acknowledge and agree that the Global Partner Agreement is hereby terminated and of no further force or effect whatsoever.

(d)       Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(e)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Invesco Ltd.
1555 Peachtree Street NE
Atlanta, GA 30309
Attention: General Counsel

To Executive:	Mr. Martin L. Flanagan
700 Fairfield Road N.W.
Atlanta, Georgia 30324

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)        Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by the Company and Executive, which makes specific reference to this Agreement.

(g)       Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any party.

15.	Code Section 409A Compliance.

(a)       Payment of Amounts and Benefits. Notwithstanding anything in this Agreement to the contrary, if and to the extent any amount or benefit (including equity awards) set forth in this Agreement constitutes non-exempt “deferred compensation” subject to Section 409A of the Code (“Section 409A”) and is payable or distributable by reason of Executive’s termination of employment, then such amount or benefit will be payable or distributable to Executive as follows:

(i)        60 days after the date that the Executive incurs a “separation from service” within the meaning of Section 409A (“Separation from Service”); or

(ii)       if Executive is a Specified Employee as of his Separation from Service, then

(A) if the payment or distribution is payable in a lump sum, the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service, plus interest at the applicable federal rate; and

(B) if the payment or distribution is payable over time, the amount of such compensation that would otherwise be payable during the six-month period immediately following Executive’s Separation from Service will be accumulated and paid upon the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service, plus interest at the applicable federal rate, and the normal payment or distribution schedule for any remaining payments or distributions will resume.

A “Specified Employee” has the meaning given such term in Section 409A and shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company.

(b)       Miscellaneous Provisions. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be subject to the following: (i) in no event shall reimbursements by the Company be made later than the end of the calendar year following the calendar year in which the applicable expenses and other amounts were incurred; (ii) the amount or benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the amount or benefits that it is obligated to pay or provide in any other calendar year; (iii) reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) the Company’s obligations to make such reimbursements or provide such in-kind benefits shall apply until the later of the Executive’s death (or if longer, through the 20th anniversary of the Effective Date).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Master Employment Agreement as of the date first above written.

INVESCO LTD.

By:________________________
Name: Rex D. Adams
Title: Chairman of the Board of Directors

INVESCO HOLDING COMPANY LIMITED (f/k/a “INVESCO PLC”)

By:________________________
Name: Loren M. Starr
Title: Director

      EXECUTIVE:

  _______________________

Martin L. Flanagan

APPENDIX A

Terms of Reference

Corporate Governance

Terms of Reference for the Chief Executive Officer

Authority and Reporting

1.

The Chief Executive Officer (“CEO”) is generally responsible for managing the business of Invesco Ltd. and its subsidiaries (collectively, the “Company”) and is accountable to and reports to the Board of Directors (the “Board”) of the Company with regard thereto.

2.

The CEO has general supervision of the business of the Company and is responsible for all executive management matters affecting the Company. All members of executive management report, either directly or indirectly, to him.

Key Responsibilities

3.

The CEO is responsible for conducting the affairs of the Company with the highest standards of integrity and probity and in compliance with all applicable laws, principles and rules of corporate governance, including the Company’s Articles of Association, its Corporate Governance Manual and the resolutions of the Board, as the same shall be in effect from time to time.

4.

The CEO is responsible for proposing and developing the Company’s strategy and overall commercial objectives, which he does in close consultation with the Executive Management Committee, the Chairman of the Board of Directors (the “Chairman”) and the Board.

5.	The CEO is responsible for ensuring that the Company has in place all necessary financial, operational and compliance controls and risk management systems.
6.	The CEO is responsible - with the senior management team including the Executive Management Committee - for implementing the decisions of the Board and its committees.

Additional Responsibilities

Further, the CEO is responsible for:
7.	Providing input to the Board’s agenda from himself and other members of senior management;
8.	Ensuring that he communicates with the Chairman on the important and strategic issues facing the Company, and proposing Board agendas to the Chairman which reflect these;

9.	Ensuring that the senior management team gives appropriate priority to providing reports to him and, where required, the Board which contain accurate, timely and clear information;
10.

Ensuring, in consultation with the Chairman and the Company Secretary as appropriate, that he and the other members of senior management comply with the Board’s approved procedures, including the schedule of Matters Reserved to the Board for its decision and the provisions of each Board committee’s respective Terms of Reference;

11.

Providing information and advice on succession planning to the Chairman, the Nomination and Corporate Governance Committee and other members of the Board, in respect of executive directors and other members of senior management;

12.	Leading the communication program with shareholders;
13.	Ensuring that the development needs of the executive directors and other members of senior management reporting to him are identified and met;
14.

Ensuring that performance reviews for each of the executive directors and other members of senior management are carried out at least once a year and providing input to the wider Board evaluation process; and

15.	Performing such other duties and exercising such other powers as from time to time may be assigned to him by the Board.

APPENDIX B

Non-Exclusive List of Activities

[Atlanta Chamber of Commerce]

Carter Center

Commerce Club

Investment Company Institute

Southern Methodist University

Woodruff Arts Center

APPENDIX C

Confidential Information

A critical aspect of Executive’s position is access to trade secret, proprietary, and confidential information. For example, Executive’s knowledge of the exact amounts and holdings of Company-related investment positions is confidential. While some of that information may eventually be made public, the information is extremely sensitive and is to be treated as confidential until it is released. Likewise, computer models and programs developed by the Company or purchased by it are proprietary and confidential. Other information the Company possesses as trade secrets or confidential information include (without limitation) its marketing strategies, marketing plans, compensation arrangements, benefit plans, and ideas and inventions of its employees. (For purposes of this Appendix C, “Company” includes the subsidiaries and affiliates of the Company.)

These are simply examples of the types of information the Company considers trade secret and/or confidential. As time passes, the Company will no doubt develop new categories of information it considers trade secrets and/or confidential. As this occurs, the Company will identify such new categories of information and remind Executive of the obligation to treat it as confidential. The importance of all of the types of information identified here is that the Company’s competitors do not have permitted access to this information and are thus unable to use it to compete with the Company. Accordingly, these types of information create a competitive advantage for the Company and are economically valuable. Thus, Executive agrees not to disclose or use any of the Company’s trade secret and/or confidential information for Executive’s own benefit or the benefit of anyone other than the Company, during Executive’s employment and after the effective date of the termination of Executive’s employment relationship with the Company.

Company Employees and Customers

Executive agrees that, in the event of the termination of the employment relationship between Executive and the Company, Executive will not solicit or hire any Company employees for a period of six (6) months after the effective date of the termination of Executive’s employment relationship with the Company. Further, Executive agrees that Executive will not solicit the business relationships Executive developed or acquired while working for the Company for a period of six (6) months after the effective date of the termination of Executive’s employment.

Inventions and Ideas

Since the Company is paying Executive for Executive’s time and efforts, Executive agrees that all information, ideas, and inventions developed while employed by the Company related in any way to the Company’s business, are the sole property of the Company. This includes all investment models, processes, and methodologies Executive develop while employed by the Company. Indeed, one of the reasons for Executive’s employment is the creation of such ideas. This information is confidential and trade secret information as discussed above. Executive understands that the Company may seek to patent or to obtain trademark or copyright protection related to such information, ideas, and inventions, and that, if necessary, Executive will assign any interest Executive may have in such information, ideas, and inventions Executive develops to the Company.

Return of Company Property

Upon the termination of Executive’s employment, Executive agrees to return all property of the Company. To the extent such property is information of which Executive has detailed knowledge but no electronic or other documents containing such information, Executive agrees to itemize such information in writing for the Company prior to the effective date of the termination of Executive’s employment.